FOR IMMEDIATE RELEASE

CONTACT:	Jeff Tryka, CFA
Investor Relations, Lambert & Co.
(616) 295-2509
jtryka@horizonglobal.com

HORIZON GLOBAL REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2021

First Quarter Highlights

▪Net sales of $199.2 million; increase of $35.9 million, or 22.0%, compared to prior year comparable period
▪Gross profit of $40.6 million; increase of $14.3 million over prior year comparable period. Gross profit margin(4) of 20.4% compared to 16.1% gross profit margin(4) during prior year comparable period
▪Operating profit of $6.8 million; $13.5 million improvement compared to prior year comparable period
▪Net loss from continuing operations of $15.2 million; $1.3 million improvement compared to prior year comparable period, inclusive of one-time $11.7 million loss on debt extinguishment related to February term loan refinancing
▪Adjusted EBITDA(1) of $12.7 million; $9.8 million improvement compared to prior year comparable period
▪Completed term loan refinancing with $225.0 million term loan facility, including $125.0 million delayed draw facility with nominal ticking fee; reduced interest rate and provides significant financial flexibility

Plymouth, Michigan, May 6, 2021 — Horizon Global Corporation (NYSE: HZN), one of the world’s leading manufacturers of branded towing and trailering equipment, today reported financial results for the first quarter of 2021.

“We carried our positive momentum from 2020 into the first quarter of 2021, with our continued operational improvement initiatives driving significantly improved financial performance,” stated Terry Gohl, Horizon Global’s President and Chief Executive Officer. “Our global team has shown great tenacity as the Company continues to thrive in this unprecedented macro-economic environment. Our first quarter financial results reflect improvement across the board, from sales to profitability, as we continued to execute to our plan and received outstanding support from our customers and suppliers across the globe.”

Gohl continued, “While a proportion of our period-over-period net sales increase is attributable to the COVID-impacted environment in the back half of March 2020, demand levels in January and February 2021 far exceeded those from the prior year periods. The sales increase is even more impactful when considering industry-wide logistics and supply chain headwinds. In addition to elevated sales across the business, our order book increased each month during the first quarter and continues to grow.”

2021 First Quarter Segment Results
Horizon Americas. Net sales increased $17.4 million, or 18.8%, to $109.8 million. The net sales increase was primarily driven by a $9.8 million combined increase in the automotive OEM and automotive OES sales channels as well as a $4.9 million increase in the aftermarket sales channels driven by higher sales volumes as compared to the prior year comparable period that was impacted by business disruptions due to the COVID-19 global pandemic beginning in the second half of March 2020. Gross profit increased $9.7 million primarily related to higher net sales coupled with operational improvements and manufacturing efficiencies recognized across the operating segment, partially offset by higher outbound freight costs related to higher sales volumes. Horizon Americas generated an operating profit of $11.8 million, an improvement of $9.1 million compared to the prior year comparable period, driven by the segment's favorable gross profit. Adjusted EBITDA(1) increased to $12.9 million during the first quarter of 2021, as compared to $6.1 million for the prior year comparable period.
Horizon Europe-Africa. Net sales increased $18.5 million, or 26.1%, to $89.4 million. The net sales increase was primarily driven by a $10.8 million combined increase in the automotive OEM and automotive OES sales channels, as well as a $6.7 million increase in the aftermarket sales channel driven by higher sales volumes as compared to the prior year comparable period that was impacted by business disruptions due to the COVID-19 global pandemic beginning in the second half of March 2020. Gross profit increased $4.7 million, due to higher net sales coupled with favorable manufacturing costs. Horizon Europe-Africa generated an operating profit of $1.5 million, an improvement of $4.0 million compared to the prior year comparable period, driven by the segment's favorable gross profit. Adjusted EBITDA(1) increased to $5.4 million for the quarter, as compared to $2.3 million for the prior year comparable period.
Balance Sheet and Liquidity. Cash and Availability(2) was $63.4 million, a reduction of $20.0 million compared to December 31, 2020, and an increase of $12.6 million compared to March 31, 2020. Working Capital(3) was $81.8 million, an increase of $26.2 million compared to December 31, 2020, primarily reflecting strategic build of inventory in preparation to meet significant open order and customer demand in anticipation of traditional peak selling season. Gross debt increased $14.3 million to $280.4 million compared to December 31, 2020, primarily reflecting proceeds from the term loan refinancing completed during the first quarter of 2021.

Summary
Gohl commented, “As we enter the traditional peak selling season in North America, we have strong order book momentum and a focused operation plan expected to expand our market share in a profitable manner. Also, as planned, we are now proceeding to the execution phase of our operational excellence measures across our Europe-Africa segment. This will result in a more efficient and flexible manufacturing footprint enabling us to optimize our sales mix and realize profitable growth in the segment. We expect our global efforts to generate both near- and long-term value for our employees, customers and shareholders.”

Conference Call Details
Horizon Global will host a conference call regarding first quarter 2021 earnings on Thursday, May 6, 2021 at 8:30 a.m. Eastern Time. The conference call will be hosted by Horizon Global's President and Chief Executive Officer, Terry Gohl, and Dennis Richardville, Chief Financial Officer. Participants on the call are asked to register five to ten minutes prior to the scheduled start time by dialing (844) 825-9786 and from outside the U.S. at (412) 902-4185. Please use the conference identification number 10153880.
The first quarter 2021 results and supplemental materials, including a presentation in PDF format, will be distributed before the market opens on May 6, 2021 and will be available on the Company’s website at www.horizonglobal.com prior to the start of the call.
The conference call will be webcast simultaneously and in its entirety through the Horizon Global website. Shareholders, media representatives and others may participate in the webcast by registering through the investor relations section on the Company’s website.
A replay of the call will be available on Horizon Global’s website or by phone by dialing (877) 344-7529 and from outside the U.S. at (412) 317-0088. Please use the conference identification number 10153880. The telephone replay will be available approximately two hours after the end of the call and continue through May 20, 2021.

About Horizon Global
Headquartered in Plymouth, MI, Horizon Global is the #1 designer, manufacturer and distributor of a wide variety of high-quality, custom-engineered towing, trailering, cargo management and other related accessory products in North America and Europe. The Company serves OEMs, retailers, dealer networks and the end consumer as the category leader in the automotive, leisure and agricultural market segments. Horizon provides its customers with outstanding products and services that reflect the Company's commitment to market leadership, innovation and operational excellence. The Company’s mission is to utilize forward-thinking technology to develop and deliver best in-class products for our customers, engage with our employees and realize value creation for our shareholders.

Horizon Global is home to some of the world’s most recognized brands in the towing and trailering industry, including: Draw-Tite, Reese, Westfalia, BULLDOG, Fulton and Tekonsha. Horizon Global has approximately 4,000 employees.

For more information, please visit www.horizonglobal.com.

Forward-Looking Statements
This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained herein speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: the impact of the COVID-19 pandemic on the Company’s business, results of operations, financial condition and liquidity; liabilities and restrictions imposed by the Company’s debt instruments; market demand; competitive factors; supply constraints and shipping disruptions; material and energy costs; technology factors; litigation; government and regulatory actions including the impact of any tariffs, quotas, or surcharges; the Company’s accounting policies; future trends; general economic and currency conditions; various conditions specific to the Company’s business and industry; the success of the Company’s action plan, including the actual amount of savings and timing thereof; the success of the Company’s business improvement initiatives in Europe-Africa, including the amount of savings and timing thereof; the Company’s exposure to product liability claims from customers and end users, and the costs associated therewith; factors affecting the Company’s business that are outside of its control, including natural disasters, pandemics, including the current COVID-19 pandemic, accidents and governmental actions; the Company’s ability to maintain compliance with the New York Stock Exchange’s continued listing standards; and other risks that are discussed in the Company’s most recent Annual Report on Form 10-K. The risks described herein are not the only risks facing our Company. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows. We caution readers not to place undue reliance on such statements, which speak only as of the date hereof. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(1)
Please refer to “Company and Business Segment Financial Information” which details certain costs, expense, other charges, that are included in the determination of net income attributable to Horizon Global under GAAP, but that management would not consider important in evaluating the quality of the Company’s operating results. The Company’s management utilizes Adjusted EBITDA as the key measure of company and segment performance and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of the Company and its operating segments and provides management and investors with information to evaluate the operating performance of its business and is representative of its performance used to measure certain of its financial covenants. Adjusted EBITDA should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Horizon Global, which is the most directly comparable financial measure to Adjusted EBITDA that is prepared in accordance with U.S. GAAP.

(2)	"Cash and Availability" refers to “cash and cash equivalents” and amounts of cash accessible but undrawn from credit facilities.
(3)
“Working Capital” defined as "total current assets" excluding "cash, cash equivalents and restricted cash", less "total current liabilities" excluding "current maturities, long-term debt" and "short-term operating lease liabilities".

(4)	“Gross Profit Margin” refers to “gross profit” as a percentage of “net sales”.

Horizon Global Corporation
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,560	$44,970
Restricted cash	5,700	5,720
Receivables, net	111,870	87,420
Inventories	134,360	115,320
Prepaid expenses and other current assets	12,900	11,510
Total current assets	289,390	264,940
Property and equipment, net	70,720	74,090
Operating lease right-of-use assets	41,480	47,310
Goodwill	3,100	3,360
Other intangibles, net	55,990	58,230
Deferred income taxes	1,230	1,280
Other assets	6,240	7,280
Total assets	$468,150	$456,490
Liabilities and Shareholders' Equity
Current liabilities:
Short-term borrowings and current maturities, long-term debt	$11,230	$14,120
Accounts payable	113,870	99,520
Short-term operating lease liabilities	11,880	12,180
Accrued liabilities	63,450	59,100
Total current liabilities	200,430	184,920
Gross long-term debt	269,140	251,960
Unamortized debt issuance costs and discount	(33,920)	(20,570)
Long-term debt	235,220	231,390
Deferred income taxes	3,460	3,130
Long-term operating lease liabilities	40,580	46,340
Other long-term liabilities	12,720	14,560
Total liabilities	492,410	480,340
Total Horizon Global shareholders' deficit	(18,760)	(18,690)
Noncontrolling interest	(5,500)	(5,160)
Total shareholders' deficit	(24,260)	(23,850)
Total liabilities and shareholders' equity	$468,150	$456,490

Horizon Global Corporation
Condensed Consolidated Statements of Operations
(unaudited - dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Net sales	$199,190	$163,250
Cost of sales	(158,630)	(137,000)
Gross profit	40,560	26,250
Selling, general and administrative expenses	(33,780)	(32,930)
Operating profit (loss)	6,780	(6,680)
Other expense, net	(2,230)	(1,670)
Loss on debt extinguishment	(11,650)	—
Interest expense	(7,050)	(8,190)
Loss from continuing operations before income tax	(14,150)	(16,540)
Income tax (expense) benefit	(1,000)	10
Net loss from continuing operations	(15,150)	(16,530)
Loss from discontinued operations, net of income tax	—	(500)
Net loss	(15,150)	(17,030)
Less: Net loss attributable to noncontrolling interest	(340)	(290)
Net loss attributable to Horizon Global	$(14,810)	$(16,740)
Net loss per share attributable to Horizon Global:
Basic:
Continuing operations	$(0.55)	$(0.64)
Discontinued operations	—	(0.02)
Total	$(0.55)	$(0.66)
Diluted:
Continuing operations	$(0.55)	$(0.64)
Discontinued operations	—	(0.02)
Total	$(0.55)	$(0.66)
Weighted average common shares outstanding:
Basic	26,743,441	25,393,668
Diluted	26,743,441	25,393,668

Horizon Global Corporation
Condensed Consolidated Statements of Cash Flows
(unaudited - dollars in thousands)

	Three Months Ended March 31,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(15,150)	$(17,030)
Less: Net loss from discontinued operations	—	(500)
Net loss from continuing operations	(15,150)	(16,530)

Adjustments to reconcile net loss from continuing operations to net cash provided by (used for) operating activities:
Depreciation	4,200	3,490
Amortization of intangible assets	1,300	1,570
Loss on debt extinguishment	11,650	—
Amortization of original issuance discount and debt issuance costs	2,810	4,400
Deferred income taxes	470	(40)
Non-cash compensation expense	860	420
Paid-in-kind interest	650	1,570
Increase in receivables	(26,870)	(15,610)
(Increase) decrease in inventories	(20,950)	15,350
Increase in prepaid expenses and other assets	(940)	(2,060)
Increase in accounts payable and accrued liabilities	23,120	11,550
Other, net	600	1,600
Net cash (used for) provided by operating activities for continuing operations	(18,250)	5,710
Cash Flows from Investing Activities:
Capital expenditures	(3,360)	(4,060)
Net proceeds from disposition of property and equipment	—	70
Net cash used for investing activities for continuing operations	(3,360)	(3,990)
Cash Flows from Financing Activities:
Proceeds from borrowings on credit facilities	1,530	580
Repayments of borrowings on credit facilities	(720)	(630)
Proceeds from Senior Term Loan, net of issuance costs	75,300	—
Repayments of borrowings on Replacement Term Loan, including transaction fees	(94,940)	—
Proceeds from Revolving Credit Facility, net of issuance costs	4,450	54,680
Proceeds from ABL revolving debt, net of issuance costs	—	8,000
Repayments of borrowings on ABL revolving debt	—	(27,920)
Proceeds from issuance of common stock warrants	16,300	—
Proceeds from exercise of common stock warrants	420	—
Other, net	(650)	(60)
Net cash provided by financing activities for continuing operations	1,690	34,650
Discontinued Operations:
Net cash used for discontinued operations	—	(500)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(510)	(230)
Cash, Cash Equivalents and Restricted Cash:
(Decrease) increase for the period	(20,430)	35,640
At beginning of period	50,690	11,770
At end of period	$30,260	$47,410
Supplemental disclosure of cash flow information:
Cash paid for interest	$7,270	$3,150
Cash paid for taxes, net of refunds	$530	$200

Appendix I

Horizon Global Corporation
Company and Business Segment Financial Information
(Unaudited - dollars in thousands)

The Company’s management utilizes Adjusted EBITDA(1) as the key measure of company and segment performance and for planning and forecasting purposes, as management believes this measure is most reflective of the operational profitability or loss of the Company and its operating segments and provides management and investors with information to evaluate the operating performance of its business and is representative of its performance used to measure certain of its financial covenants. Adjusted EBITDA(1) should not be considered a substitute for results prepared in accordance with U.S. GAAP and should not be considered an alternative to net income attributable to Horizon Global, which is the most directly comparable financial measure to Adjusted EBITDA(1) that is prepared in accordance with U.S. GAAP. Adjusted EBITDA(1), as determined and measured by Horizon Global, should also not be compared to similarly titled measures reported by other companies. The Company also uses operating income (loss) to measure stand-alone segment performance.

Adjusted EBITDA(1) is defined as net income (loss) attributable to Horizon Global before interest expense, income taxes, depreciation and amortization, and before certain items, as applicable, such as severance, restructuring, relocation and related business disruption costs, gains (losses) on debt extinguishment, impairment of goodwill and other intangibles, non-cash stock compensation, certain product liability and litigation claims, acquisition and integration costs, gains (losses) on business divestitures and other assets, debt issuance costs, board transition support and non-cash unrealized foreign currency remeasurement costs.

The following table summarizes Adjusted EBITDA(1) for our operating segments for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31, 2021				Three Months Ended March 31, 2020				Variance
	Horizon Americas	Horizon Europe-Africa	Corporate	Consolidated	Horizon Americas	Horizon Europe-Africa	Corporate	Consolidated	Consolidated
	(dollars in thousands)				(dollars in thousands)
Net loss attributable to Horizon Global				$(14,810)				$(16,740)	$1,930
Net loss attributable to noncontrolling interest				(340)				(290)	(50)
Net loss				$(15,150)				$(17,030)	$1,880
Interest expense				7,050				8,190	(1,140)
Income tax expense (benefit)				1,000				(10)	1,010
Depreciation and amortization				5,500				5,060	440
EBITDA	$13,200	$3,790	$(18,590)	$(1,600)	$4,940	$(1,090)	$(7,640)	$(3,790)	$2,190
Net loss attributable to noncontrolling interest	—	340	—	340	—	290	—	290	50
Loss from discontinued operations, net of tax	—	—	—	—	—	—	500	500	(500)
Severance	—	—	—	—	530	20	(10)	540	(540)
Restructuring, relocation and related business disruption costs	(860)	(70)	—	(930)	890	—	110	1,000	(1,930)
Loss on debt extinguishment	—	—	11,650	11,650	—	—	—	—	11,650
Non-cash stock compensation	—	—	860	860	—	—	420	420	440
Loss (gain) on business divestitures and other assets	240	—	—	240	360	(180)	—	180	60
Product liability and litigation claims	—	—	—	—	—	1,510	—	1,510	(1,510)
Debt issuance costs	—	—	—	—	—	—	750	750	(750)
Unrealized foreign currency remeasurement costs	270	1,290	530	2,090	(600)	1,750	380	1,530	560
Adjusted EBITDA	$12,850	$5,350	$(5,550)	$12,650	$6,120	$2,300	$(5,490)	$2,930	$9,720

Segment Information

The following table summarizes financial information for our operating segments for the three months ended March 31, 2021 and 2020:

	Three Months Ended March 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Net Sales
Horizon Americas	$109,830	$92,370	$17,460	18.9%
Horizon Europe-Africa	89,360	70,880	18,480	26.1%
Total	$199,190	$163,250	$35,940	22.0%
Gross Profit
Horizon Americas	$29,270	$19,620	$9,650	49.2%
Horizon Europe-Africa	11,290	6,630	4,660	70.3%
Total	$40,560	$26,250	$14,310	54.5%
Operating Profit (Loss)
Horizon Americas	$11,840	$2,730	$9,110	333.7%
Horizon Europe-Africa	1,460	(2,510)	3,970	158.2%
Corporate	(6,520)	(6,900)	380	5.5%
Total	$6,780	$(6,680)	$13,460	201.5%
Adjusted EBITDA
Horizon Americas	$12,850	$6,120	$6,730	110.0%
Horizon Europe-Africa	5,350	2,300	3,050	132.6%
Corporate	(5,550)	(5,490)	(60)	(1.1%)
Total	$12,650	$2,930	$9,720	331.7%

Appendix II

Horizon Global Corporation
Reconciliation of Reported Revenue Growth
to Constant Currency Basis
(Unaudited)

We evaluate growth in our operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our growth, consistent with how we evaluate our performance. Constant currency revenue results are calculated by translating current year revenue in local currency using the prior year's currency conversion rate. This non-GAAP measure has limitations as an analytical tool and should not be considered in isolation or as a substitute for an analysis of our results as reported under GAAP. Our use of this term may vary from the use of similarly-titled measures by other issuers due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

	Three Months Ended March 31, 2021
	Horizon Americas	Horizon Europe-Africa	Consolidated
Revenue growth as reported	18.9%	26.1%	22.0%
Less: currency impact	(0.5)%	9.8%	4.0%
Revenue growth at constant currency	19.4%	16.3%	18.0%